PRESS RELEASE

Clorox Reports Q1 Fiscal Year 2020 Results, Confirms Sales and EPS Outlook

OAKLAND, Calif., Oct. 31, 2019 – The Clorox Company (NYSE:CLX) reported a sales decrease of 4% and a 2% decrease in diluted net earnings per share (diluted EPS) for its first quarter of fiscal year 2020, which ended Sept. 30, 2019.

“First-quarter results were generally in line with our expectations. While sales were down, we’re pleased that we were able to grow volume and gross margin in three of four segments as we work through challenges in our Bags and Wraps and Charcoal businesses. Importantly, we remain on track to deliver our fiscal year outlook,” said Clorox Chair and CEO Benno Dorer. “I’m confident our new IGNITE Strategy will provide the momentum necessary to deliver long-term shareholder value, especially through its focus on expanding our robust innovation and cost savings initiatives.”

This press release includes some non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more information.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2019, unless otherwise stated.

●	4% sales decrease (2% organic sales decrease1)
●	$1.59 diluted EPS (2% decrease)

Sales were down 4%, reflecting about 2 points from foreign currency headwinds. The results also include higher trade promotion spending and unfavorable mix, partially offset by the benefit of price increases. On an organic basis, sales decreased 2%.

The company’s first-quarter gross margin increased by 60 basis points to 44% from 43.4% in the year-ago quarter. The increase in gross margin was driven primarily by the benefits of cost savings and price increases, which were partially offset by higher trade promotion spending and higher manufacturing and logistics costs.

Clorox delivered earnings of $203 million, or $1.59 diluted EPS, compared to $210 million, or $1.62 diluted EPS, in the year-ago quarter, representing a 2% percent decrease in diluted earnings per share. Diluted EPS results were due primarily to higher trade promotion spending and to a lesser extent the impact of unfavorable foreign currency exchange rates as well as higher manufacturing and logistics costs, partially offset by the benefits of cost savings and price increases.

First-quarter net cash provided by operations was $271 million, compared to $259 million in the year-ago quarter.

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1 Organic sales growth/(decrease) is a non-GAAP measure. See “Non-GAAP Financial Information” at the end of this press release, including the reconciliation of organic sales growth/(decrease) to net sales growth/(decrease), the most comparable GAAP measure.

Key Segment Results

Following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2019, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)
●	2% sales decrease
●	1% pretax earnings decrease

Segment sales were down, as strength in the Professional Products business was more than offset by decreases in Laundry and Home Care as well as unfavorable mix from strong growth in non-tracked channels. Pretax earnings were down due to lower sales, which were partially offset by the benefit of cost savings initiatives.

Household
(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)
●	14% sales decrease
●	58% pretax earnings decrease

Segment sales were down, driven mainly by the Bags and Wraps and Charcoal businesses. In Bags and Wraps, sales decreased as a result of wider price gaps compared to a year ago as well as distribution losses in select portions of the portfolio. In Charcoal, sales were lower primarily as a result of higher trade promotion spending to work through inventory in preparation for the 2020 grilling season. The decrease in pretax earnings was driven mainly by higher trade promotion spending.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)
●	4% sales increase
●	13% pretax earnings increase

Segment sales gains were driven primarily by the Natural Personal Care business, fueled by innovation in the Face Care and Lip Care categories. Pretax earnings grew mainly behind higher sales, partially offset by increased demand-building investments to support innovation.

International
(Sales outside of the U.S.)
●	Flat sales (8% organic sales increase)
●	39% pretax earnings increase

Segment sales were flat behind strong 8% organic sales growth from gains in Latin America and Asia, offset by foreign currency headwinds. Pretax earnings growth was driven largely by the benefit of price increases, partially offset by the impact of unfavorable foreign currency exchange rates.

Clorox Confirms Fiscal Year 2020 Sales and EPS Outlook

●	Low single-digit decrease to 1% increase in sales (1% to 3% organic sales growth)
●	$6.05 to $6.25 diluted EPS range (4% to 1% decrease)

Clorox is confirming the outlook included in its Oct. 2 press release, which was updated for its current fiscal year ending June 30, 2020, to reflect revised foreign currency exchange assumptions.

Clorox continues to anticipate that sales will be down from the low single digits to up 1%, reflecting about 2 points of foreign currency headwinds. Importantly, the company’s organic sales outlook remains unchanged, with a range of 1% to 3% sales growth, driven primarily by a robust innovation program and the expectation of a return to growth in Bags and Wraps and Charcoal in the back half of the fiscal year.

Gross margin is still expected to be down slightly, consistent with the company’s recently updated assumptions about foreign currency exchange rates.

Advertising and sales promotion spending is still projected to be about 10% of sales.

Clorox continues to anticipate selling and administrative expenses to be about 14% of sales.

The company’s effective tax rate is still expected to be in the range of 22%-23%.

Net of all these factors, Clorox continues to anticipate fiscal year 2020 diluted EPS to be in the range of $6.05 to $6.25.

“I’m pleased we delivered our fourth consecutive quarter of year-over-year gross margin expansion as well as strong cash flow, which allow us to continue to invest in our categories and brands,” said Chief Financial Officer Kevin Jacobsen. “Importantly, I believe we’re taking the right actions to return to delivering Good Growth – growth that’s profitable, sustainable and responsible – in our ongoing pursuit of long-term value creation for our shareholders.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,800 employees worldwide and fiscal year 2019 sales of $6.2 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality™ and NeoCell® dietary supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. Nearly 80 percent of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2019 100 Best Corporate Citizens list, Barron’s 2019 100 Most Sustainable Companies, the Human Rights Campaign’s 2019 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $12 million in combined cash grants, product donations and cause marketing in fiscal year 2019. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; the company’s ability to maintain its business reputation and the reputation of its brands and products; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; lower revenue, increased costs or reputational harm resulting from government actions and regulations; the ability of the company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including the imposition of new or additional tariffs; labor claims and labor unrest; inflationary pressures, particularly in Argentina; political instability and the uncertainty regarding the outcome of Brexit; government-imposed price controls or other regulations; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the company to implement and generate cost savings and efficiencies; the success of the company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad® business; the company’s ability to attract and retain key personnel; supply disruptions and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change; the facilities of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, natural disasters and terrorism; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the accuracy of the company’s estimates and assumptions on which its financial projections are based; the effect of the company’s indebtedness and credit rating on its business operations and financial results; the company’s ability to pay and declare dividends or repurchase its stock in the future; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rate, and any additional effects of the Tax Cuts and Jobs Act on the company; the company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; and risks related to the company’s discontinuation of operations in Venezuela.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●

Organic sales growth outlook for fiscal year 2020 excludes the impact of unfavorable foreign currency exchange rates, which the company expects could reduce GAAP net sales growth by about 2 percentage points.

●

This press release contains non-GAAP financial information related to organic sales growth/(decrease) for the first quarter of fiscal year 2020 and organic sales growth outlook for fiscal year 2020. Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

●

Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to operate throughout the relevant periods, and the company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The following table provides a reconciliation of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease) (GAAP), the most comparable GAAP measure:

	Three Months Ended September 30, 2019
	Percentage change versus the year-ago period
	Cleaning	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(2%)	(14%)	4%	—%	(4%)
Add: Foreign Exchange	—	—	—	8	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(2%)	(14%)	4%	8%	(2%)

Media Relations

Naomi Greer 510-271-7892, naomi.greer@clorox.com
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except share and per share data

	Three Months Ended
	9/30/2019	9/30/2018
	(Unaudited)	(Unaudited)
Net sales	$1,506	$1,563
Cost of products sold	843	885
Gross profit	663	678

Selling and administrative expenses	211	212
Advertising costs	137	139
Research and development costs	30	32
Interest expense	25	24
Other (income) expense, net	2	3
Earnings before income taxes	258	268
Income taxes	55	58
Net earnings	$203	$210

Net earnings per share
Basic net earnings per share	$1.61	$1.65
Diluted net earnings per share	$1.59	$1.62

Weighted average shares outstanding (in thousands)
Basic	125,823	127,803
Diluted	127,465	129,946

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	9/30/2019	9/30/2018	% Change(1)	9/30/2019	9/30/2018	% Change(1)
Cleaning	$562	$571	-2%	$178	$180	-1%
Household	381	442	-14%	25	59	-58%
Lifestyle	322	309	4%	70	62	13%
International	241	241	-	39	28	39%
Corporate	-	-	-	(54)	(61)	-11%
Total	$1,506	$1,563	-4%	$258	$268	-4%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2019	6/30/2019	9/30/2018
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$150	$111	$162
Receivables, net	556	631	568
Inventories, net	504	512	519
Prepaid expenses and other current assets	56	51	68
Total current assets	1,266	1,305	1,317

Property, plant and equipment, net	1,034	1,034	988
Operating lease right-of-use assets	312	-	-
Goodwill	1,585	1,591	1,602
Trademarks, net	789	791	794
Other intangible assets, net	118	121	131
Other assets	293	274	226
Total assets	$5,397	$5,116	$5,058

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$449	$396	$280
Current operating lease liabilities	57	-	-
Accounts payable and accrued liabilities	941	1,035	947
Income taxes payable	11	9	8
Total current liabilities	1,458	1,440	1,235
Long-term debt	2,287	2,287	2,285
Long-term operating lease liabilities	290	-	-
Other liabilities	744	780	793
Deferred income taxes	68	50	68
Total liabilities	4,847	4,557	4,381

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	1,043	1,046	984
Retained earnings	3,241	3,150	2,883
Treasury shares	(3,278)	(3,194)	(2,802)
Accumulated other comprehensive net (loss) income	(615)	(602)	(547)
Stockholders’ equity	550	559	677
Total liabilities and stockholders’ equity	$5,397	$5,116	$5,058